NEWS RELEASE

FOR IMMEDIATE RELEASE

August 12, 2003

CAPITOL FEDERAL FINANCIAL RECEIVES APPROVAL FOR CAPITAL DISTRIBUTION

Topeka, Ks -- Capitol Federal Financial (CFFN), the holding company for Capitol Federal Savings Bank (Bank), announced today that it has received approval from the Office of Thrift Supervision (OTS) to dividend $81 million from the Bank to CFFN. This approval follows the filing of an application in July, 2003 requesting permission for the capital distribution.

The $81 million will be used by CFFN to prepay the entire balance due on two loans which CFFN obtained in 2001 to repurchase shares in its modified dutch auction tender. The prepayment will be made at the next scheduled principal payment date of October 15, 2003.

By satisfying this obligation CFFN will be able to reduce its future annual cash flow requirements by approximately $24 million.

News and other information about Capitol Federal may be found on the Internet at the Bank's website, http://www.capfed.com.

For additional information about CFFN please contact:

Jim Wempe, Vice President, Investor Relations

Telephone: 785-270-6055

E-mail: jwempe@capfed.com